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                                                                  Exhibit 23D2B

                                 AMENDMENT TO
                            SUB-ADVISORY AGREEMENT

   THIS AMENDMENT, made as of October 1, 2005, to the Sub-Advisory Agreement made as of January 1, 2004 (the "Agreement"), is by and between DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust, a Delaware statutory trust (the "Adviser") and T. ROWE PRICE ASSOCIATES, INC., a Maryland corporation (the "Sub-Adviser").

   WHEREAS, the Adviser and the Sub-Adviser have entered into the Agreement with respect to the Aggressive Growth Fund (the "Fund"); and

   WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the sub-advisory fee.

   NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties agree as follows:

1. The Sub-Adviser represents that it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment, however, Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other clients of Sub-Adviser.

2. The Adviser represents that: (a) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; and (b) in accordance with current positions of the Division of Investment Management of the Securities and Exchange Commission, as articulated in its no-action letter dated August 5, 1997 (INVESCO, SEC Ref. No. 97-198-CC, 1997 SEC No-Act. LEXIS 787), and Sub-Adviser's representations above, this Amendment complies with the requirements of such letter.

3. Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto is substituted in its place.

4. Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

160789/7

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   IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

                                           DELAWARE MANAGEMENT
                                           COMPANY, a series of Delaware
                                           Management Business Trust

                                           /s/ Jude T. Driscoll
                                           -------------------------------------
                                           Name:  Jude T. Driscoll
                                           Title: President & CEO

                                                  T. ROWE PRICE ASSOCIATES, INC.

                                                  /s/ Darrell N. Braman
                                                  ------------------------------
                                                  Name: Darrell N. Braman
                                                  Title: Vice President

Accepted and agreed to as of the date first above written:

AGGRESSIVE GROWTH FUND, a
  series of
Lincoln Variable
  Insurance Products Trust

/s/ Rise C. M. Taylor
--------------------------
Name: Rise C. M. Taylor
Title: Vice President

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                                  SCHEDULE A

                                 Fee Schedule

   The Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

   .50% of the first $250,000,000 of average daily net assets of the Fund;
   .45% of the next $500,000,000 of average daily net assets of the Fund; and .40% of the excess of average daily net assets of the Fund over $750,000,000.